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                                                             Exhibit 99.26(d)(7)

DEATH BENEFIT GUARANTEE AGREEMENT
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This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. This agreement is effective as of the original policy date shown on the policy data pages.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides that the policy will remain in force even if there is no Accumulation Value to cover monthly charges, as long as the Death Benefit Guarantee (DBGA) Value less any outstanding loans is greater than zero and there is no unpaid policy loan interest.

WHAT IS THE DBGA VALUE?

As of the date the initial premium is paid, the DBGA Value is the net premium paid.

On any day thereafter, the DBGA Value is equal to:

   (1) the DBGA Value as of the prior day;
   (2) plus interest, using the DBGA interest rate shown on the policy data pages, earned since the prior day;
   (3) plus any net premium paid since the prior day;
   (4) minus any DBGA Partial Surrender Amount;
   (5) minus the DBGA Cost of Insurance and DBGA Policy Issue Charges assessed against the DBGA Value since the prior day;
   (6) minus the Transaction, Cash Extra and Additional Agreement charges.

WHAT IS THE NET PREMIUM?

The net premium is any premium paid less the maximum DBGA premium charge as shown on the policy data pages.

IS THERE A LIMITATION ON THE AMOUNT OF PREMIUM THAT MAY BE PAID WHEN THIS AGREEMENT IS ADDED?

Yes. The amount of annual premium that may be paid into the policy when this agreement is added is limited to the DBGA annual premium limitation shown on the policy data pages.

WHAT IS THE DBGA PARTIAL SURRENDER AMOUNT?

The DBGA Partial Surrender Amount is the greater of any partial surrender taken from the Accumulation Value and an amount equal to the same proportion of the DBGA Value as the partial surrender amount was in relation to the Accumulation Value.

WHAT ARE THE DBGA COST OF INSURANCE AND DBGA POLICY ISSUES CHARGES?

The maximum DBGA Cost of Insurance and the DBGA Policy Issue Charges are for the period of years shown in the table on the DBGA policy data page and apply to coverage layers at issue and following face amount increases.

WHAT ARE THE TRANSACTION, CASH EXTRA AND ADDITIONAL AGREEMENT CHARGES?

The Transaction, Cash Extra, and Additional Agreement Charges that are assessed against the DBGA Value are the same as those assessed against the policy's Accumulation Value, except for the charge for this agreement, which is not assessed against the DBGA Value.

WHAT EFFECT DOES THE DBGA VALUE HAVE ON THE ACCUMULATION VALUE?

The DBGA Value has no effect on the Accumulation Value. The DBGA Value is used only for the purpose of determining whether the benefit under this agreement is available. It does not represent any value that you can access.

WHAT IF THE PREMIUMS OR CHARGES ARE BEING WAIVED?

If premiums are being paid under a waiver agreement, the DBGA Value will be adjusted. For any month in which premiums are paid under the waiver agreement, we will add that net premium to the DBGA Value.

For any month in which charges are waived, we will waive the DBGA monthly charges.

WHAT IF THERE IS NO ACCUMULATION VALUE AND THE DBGA VALUE IS INSUFFICIENT TO COVER DBGA CHARGES?

If there is no Accumulation Value and the DBGA Value, less any outstanding loans, is insufficient to cover the DBGA charges, a 61-day grace period begins. Your policy will remain in force during the grace period. We will send you and any assignee of record, at the last known address, at least 31 days prior to the end of the grace period, a written notice indicating the due date and the payment required to keep your policy in force. If the required amount is not paid, this agreement and the policy will terminate.

WHAT IS THE PAYMENT REQUIRED TO KEEP THIS AGREEMENT IN FORCE?

The payment required to keep this agreement in force after the grace period is equal to three times the sum of all the base policy monthly charges that were due at the beginning of the grace period, plus the premium charge that would apply.


ICC13-947    Death Benefit Guarantee Agreement  Minnesota Life Insurance Company



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WHAT IS THE CHARGE FOR THIS AGREEMENT?

The monthly charge for this agreement is shown on the policy data pages.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on the earliest of:

   (1) the date the policy is surrendered or otherwise terminates; or
   (2) the date we receive your written request to cancel this agreement; or
   (3) the termination date of this agreement as shown on the policy data pages.

CAN YOU REINSTATE THIS AGREEMENT?

Yes. This agreement may be reinstated subject to the reinstatement provisions of the policy.


/s/ Gary R. Christensen                      /s/ Robert L. Senkler
Secretary                                    President